Exhibit 8.1

June 16, 2026

Chiron Real Estate Inc.

7373 Wisconsin Avenue

Suite 800

Bethesda, MD 20814

Re:	Chiron Real Estate Inc. Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Chiron Real Estate Inc., a Maryland corporation, formerly known as Global Medical REIT Inc. (the “Company”), in connection with the offer and sale, from time to time, of an aggregate of up to 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), of the Company, and up to 2,325,580 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, which shares of Common Stock are issuable by the Company upon the conversion of the Series C Preferred Stock, to be sold pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 16, 2026 (the “Registration Statement”) by the selling stockholders named in the prospectus, dated June 16, 2026, forming part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland (“SDAT”) and effective as of January 15, 2014, as amended and corrected through the date hereof, and the Company’s Articles Supplementary with respect to the Series C Preferred Stock, filed with SDAT and effective as of May 28, 2026;

3.	the Fifth Amended and Restated Bylaws of the Company, effective as of February 23, 2026;

4.	the Agreement of Limited Partnership of Chiron Real Estate LP, a Delaware limited partnership (the “Operating Partnership”), as amended;

5.	the Investment Agreement;

6.	the Investor Rights Agreement, by and between the Company and the purchasers party thereto, dated May 6, 2026; and

7.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	901 East Byrd Street, Suite 1500 Richmond, VA 23219 Tel +1.804.327.6300 Fax +1.804.327.6301 www.velaw.com

June 16, 2026 Page 2

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2026, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2016 through December 31, 2025, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable years ending December 31, 2026, and thereafter; and

(b)	the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

June 16, 2026 Page 3

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The foregoing Tax Opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP